SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                   FORM 8-A/A
                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            MDU Resources Group, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                41-0423660
                --------                                ----------
(State of Incorporation or Organization)             (I.R.S. Employer
                                                   Identification No.)
           Schuchart Building
         918 East Divide Avenue
             P.O. Box 5650
              Bismarck, ND                              58506-5650
              ------------                              ----------
(Address of Principal Executive Offices)                (Zip Code)

   If this form relates to the                If this form relates to the
   registration of a class of                 registration of a class of
   securities pursuant to Section             securities pursuant to Section
   12(b) of the Exchange Act and is           12(g) of the Exchange Act and is
   effective pursuant to General              effective pursuant to General
   Instruction A.(c), check the               Instruction A.(d), check the
   following box. [x]                         following box. [ ]

Securities Act registration statement file number to which this form relates: __________________
           (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class               Name of Each Exchange on Which
        to be so Registered               Each Class is to be Registered
        -------------------               ------------------------------

   Common Stock, $1.00 par value             New York Stock Exchange
   -----------------------------
                                                 Pacific Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

         None


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Item 1. Description of Registrant's Securities to be Registered.

     This amendment no. 2 to the registration statement on Form 8-A/A amends the registration statement on Form 8-A that MDU Resources Group, Inc. filed on September 21, 1994, as amended by amendment no. 1 on Form 8-A/A filed on March 23, 2000.

                           DESCRIPTION OF COMMON STOCK

     General

     The following is a description of our common stock. This description is not complete, and we qualify this description by referring to our restated certificate of incorporation, as amended, amended bylaws, indenture of mortgage, all of which we incorporate herein by reference or file herewith, and the laws of the state of Delaware. We also refer to the rights agreement, dated as of November 12, 1998, that we entered into with Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, N.A.), as rights agent, that we incorporate herein by reference.

     Our restated certificate of incorporation authorizes us to issue 252,000,000 shares of stock, divided into four classes:

     o    500,000 shares of preferred stock, $100 par value
     o    1,000,000 shares of preferred stock A, without par value
     o    500,000 shares of preference stock, without par value and
     o    250,000,000 shares of common stock, $1.00 par value.

     Dividend Rights

     Under our restated certificate of incorporation, we may declare and pay dividends on our common stock, out of our surplus or net profits, only if we have paid or provided for full cumulative dividends on all outstanding shares of our preferred and preference stock. As of March 7, 2003, we have no preference stock outstanding.

     In addition to these provisions, our first mortgage bond indenture includes a covenant generally to the effect that we may declare and pay dividends in cash or property on our common stock only either (1) out of our "surplus" or (2) in case there is no "surplus," out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For purposes of this test, "surplus" means the excess of our net assets over our "capital"; and "capital" means that part of the consideration received by us for any of our shares of common stock which has been determined to be "capital."

     Voting Rights

     Our common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by stockholders. The holders of our common stock do not have cumulative voting rights.


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


     The holders of the preferred stock, preferred stock A and preference stock do not have the right to vote, except as our board of directors establishes or as provided in our restated certificate of incorporation or bylaws or as determined by state law.

     The restated certificate of incorporation gives the holders of the preferred stock and the preferred stock A, or the preference stock, the right to vote if dividends are unpaid, in whole or in part, on their shares for one year. The holders have one vote per share until we pay the dividend arrearage, declare dividends for the current dividend period and set aside the funds to pay the current dividends. In addition, the holders of certain series of the preferred stock and preferred stock A, and/or the holders of the preference stock, must approve certain amendments to the restated certificate of incorporation.

     Liquidation Rights

     If we should liquidate, the holders of the preferred stock, preferred stock A and the preference stock have the right to receive certain amounts, as set forth in our restated certificate of incorporation, before we can make any payments to the holders of our common stock. After the preferred and preference stock payments are made, the holders of our common stock are entitled to share in all our remaining assets available for distribution to stockholders.

     Other Rights

     Our common stock is not liable to further calls or assessment. The holders of our common stock have no preemptive rights. Our common stock cannot be redeemed, and it does not have any conversion rights or sinking fund provisions.

     Effects on Our Common Stock If We Issue Preferred or Preference Stock

     Our board of directors has the authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock, 1,000,000 shares of preferred stock A and 500,000 shares of preference stock, each in one or more series. The board of directors has the authority to determine the terms of each series of any preferred or preference stock, within the limits of the restated certificate of incorporation and the laws of the state of Delaware. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

     If we issue any preferred or preference stock, it may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred or preference stock may delay or prevent a change in control of MDU Resources Group, Inc.

     There are 163,000 shares of preferred stock currently outstanding, and we have reserved 125,000 shares of Series B preference stock for issuance in connection with our rights plan.


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


                    PROVISIONS OF OUR RESTATED CERTIFICATE OF
                          INCORPORATION AND OUR BYLAWS
                 THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL

     Our restated certificate of incorporation and bylaws contain certain provisions which will make it difficult to obtain control of MDU Resources Group, Inc. if our board of directors does not approve the transaction. The provisions include the following:

     Provisions Relating to Our Board of Directors

          Classified Board

     We have divided the members of our board of directors into three classes as nearly equal in number as may be possible. Directors in each class are elected for a three-year term.

     This classification of the board of directors may prevent stockholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for a stockholder with significant voting power to gain majority representation on the board of directors. Where majority or supermajority board of directors approval is necessary for a transaction, such as an interested stockholder business combination, the inability immediately to gain majority representation on the board of directors could discourage takeovers and tender offers.

          Number of Directors, Vacancies, Removal of Directors

     The restated certificate of incorporation provides that the board of directors will have at least six and at most 15 directors. Two-thirds of the continuing directors decide the exact number of directors at a given time. The board fills any new directorships it creates and any vacancies.

     Directors may be removed only for cause and then only by a majority of the shares entitled to vote.

     Meetings of Stockholders

          No Cumulative Voting

     The restated certificate of incorporation does not provide for cumulative voting.

          Advance Notice Provisions

     The bylaws require that for a stockholder to nominate a director or bring other business before an annual meeting, the stockholder must give notice not less than 120 days prior to the date corresponding to the date on which we first mailed our proxy materials for the prior year's annual meeting.


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


     The restated certificate of incorporation prevents stockholders from calling a special meeting. In addition, the restated certificate of incorporation provides that stockholder action may be taken only at a stockholders' meeting.

     Amendment of Restated Certificate of Incorporation

     The restated certificate of incorporation requires the affirmative vote of 80% of the common stock entitled to vote in order to amend certain provisions, including provisions relating to the board of directors, unless two-thirds of the continuing directors approve such amendment.

     Provisions Relating to the Authorization of Certain Business Combinations

     The restated certificate of incorporation requires the affirmative vote of 80% of the common stock entitled to vote for directors in order to authorize certain business combinations. Any business combination must also meet certain fair price and procedural requirements. However, if two-thirds of the continuing directors approve the business combination, then the vote of 80% of the common stock and the fair price provisions will not be required.

     There is also a provision permitting the board of directors to consider certain specified factors in determining whether or not to approve certain business combinations.

                        PREFERENCE SHARE PURCHASE RIGHTS

     On November 12, 1998, the board of directors declared a dividend of one preference share purchase right for each share of our common stock outstanding as of December 1, 1998. We will issue one right with each additional share of common stock we issue until the rights expire, are redeemed or exchanged or become exercisable. The description of our preference share purchase rights is contained in the Form 8-A/A dated March 23, 2000 and in the rights agreement, dated November 12, 1998, between Wells Fargo Bank Minnesota, N.A., as rights agent, and us. We incorporate these documents herein by reference.

                   PROVISIONS OF DELAWARE LAW THAT COULD DELAY
                         OR PREVENT A CHANGE IN CONTROL

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Subject to certain exceptions, this law prohibits us from engaging in certain business combinations with a person who owns 15% or more of our outstanding voting stock for a three-year period after the person acquires the stock. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our stock before the person acquired 15% of the stock. A business combination includes mergers, consolidations, stock sales, asset sales and other transactions resulting in a financial benefit to the interested stockholder.


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


Item 2.  Exhibits

     *3.1 Restated Certificate of Incorporation of MDU Resources Group, Inc., as amended, filed as Exhibit 3(a) to Form 10-Q for the quarter ended June 30, 2002, in File No. 1-3480.

     *3.2 Certificate of Designations of Series B Preference Stock of MDU
          Resources Group, Inc., as amended, filed as Exhibit 3(a) to Form 10-Q for the quarter ended September 30, 2002, in File No. 1-3480.

      3.3 Bylaws of MDU Resources Group, Inc., as amended.

     *4.1 Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-Fifth Supplemental Indenture, dated as of April 21, 1992, and the Forty-Sixth through Forty- Ninth Supplements thereto between the Company and the New York Trust Company (The Bank of New York, successor Corporate Trustee) and A. C. Downing (Douglas J. MacInnes, successor Co-Trustee), filed as Exhibit 4(a) in Registration No. 33-66682; and Exhibits 4(e), 4(f) and 4(g) in Registration No. 33-53896; and Exhibit 4(c)(i) in Registration No. 333-49472.

     *4.2 Rights Agreement, dated as of November 12, 1998, between MDU Resources
          Group, Inc. and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, N.A.), Rights Agent, filed as Exhibit 4.1 to Form 8-A on November 12, 1998, in File No. 1-3480.

------------------
*    Incorporated herein by reference.


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


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                MDU Resources Group, Inc.


Date: March 7, 2003             By:     /s/ Warren L. Robinson
                                     -------------------------------------------
                                     Name:   Warren L. Robinson
                                     Title:  Executive Vice President, Treasurer
                                             and Chief Financial Officer


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


                                  EXHIBIT INDEX

Number            Description

     *3.1 Restated Certificate of Incorporation of MDU Resources Group, Inc., as amended, filed as Exhibit 3(a) to Form 10-Q for the quarter ended June 30, 2002, in File No. 1-3480.

     *3.2 Certificate of Designations of Series B Preference Stock of MDU
          Resources Group, Inc., as amended, filed as Exhibit 3(a) to Form 10-Q for the quarter ended September 30, 2002, in File No. 1-3480.

      3.3 Bylaws of MDU Resources Group, Inc., as amended.

     *4.1 Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-Fifth Supplemental Indenture, dated as of April 21, 1992, and the Forty-Sixth through Forty-Ninth Supplements thereto between the Company and the New York Trust Company (The Bank of New York, successor Corporate Trustee) and A. C. Downing (Douglas J. MacInnes, successor Co-Trustee), filed as Exhibit 4(a) in Registration No. 33-66682; and Exhibits 4(e), 4(f) and 4(g) in Registration No. 33-53896; and Exhibit 4(c)(i) in Registration No. 333-49472.

     *4.2 Rights Agreement, dated as of November 12, 1998, between MDU Resources
          Group, Inc. and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, N.A.), Rights Agent, filed as Exhibit 4.1 to Form 8-A on November 12, 1998, in File No. 1-3480.


------------------
*    Incorporated herein by reference.


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